Exhibit 10a

                    AMERITECH CORPORATION

      NON-EMPLOYEE DIRECTORS' TRAVEL ACCIDENT INSURANCE


Limit of Coverage:  $1,000,000 ($10,500,000 aggregate per occurrence)

Premium:       $53,000 (Three year)

Term:          Three years

Renewal Date:  June 9, 1999

Policyholder:  Ameritech Corporation

Provided by:   Hartford Life Insurance Company

Policy No.:    ETB-107130



Coverage is of the broadest, all-risk Business Travel Insurance type - 24 hours a day while on a business trip. Coverage starts when the Directors leave their home or place of employment and continues until their return. It covers almost all forms of air travel plus travel on railroads, ships, buses, subways, taxis, private and rented cars. It is not restricted to conveyance accidents but includes a wide variety of accidents that may occur - even accidents resulting from personal or recreational activities engaged in during a business trip.

The policy provides for payment of up to $1,000,000 per Director for accidental death and dismemberment. An aggregate limit of $10,500,000 applies per any one accident. Coverage is provided while the Director is on assignment, or at the direction of Ameritech, for the purpose of furthering the business of Ameritech Corporation. Coverage is not provided for travel to and from work, bona fide leaves of absence and vacations. Also, coverage is not provided while an aircraft is engaged in extra-hazardous activity or when a Director operates, is learning to operate, or is serving as a crewmember of a conveyance at the time of accident.

Directors may designate a beneficiary, or benefits may be assigned in accordance with the Payment of Claims provision.
Otherwise, insurance under this policy is not assignable.

Premium is charged as a corporate expense.